EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-74616 each on Form S-8, of our report dated March 15, 2007 on our audits of the consolidated financial statements of Sierra Bancorp and Subsidiary and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K.

/s/ Vavrinek, Trine, Day & Co., LLP

Rancho Cucamonga, California
March 15, 2007